Exhibit 4.5

eLong, Inc.

INVESTORS’ RIGHTS AGREEMENT

August 29, 2003

i

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 29th day of August, 2003, by and among eLong, Inc., an International Business Company under the laws of the British Virgin Islands (the “Company”), the investors listed on Schedule A hereto, each of which is herein referred to as an “Investor” and collectively, the “Investors” and the holders of the Company’s Common Shares (the “Common Shares”) listed on Schedule B hereto, each of which is herein referred to as a “Common Holder” and collectively, the “Common Holders”.

RECITALS

WHEREAS, the Company and the Investors are parties to the Series A Preferred Shares Purchase Agreement of even date herewith (the “Series A Agreement”); and

WHEREAS, in order to induce the Investors to purchase Series A Preferred Shares (the “Series A Preferred Shares” or “Preferred Shares”) and invest funds in the Company pursuant to the Series A Agreement, the Investors, the Common Holders and the Company hereby agree that this Agreement shall govern the rights of the Investors and the Common Holders to cause the Company to register Common Shares issued or issuable to them and certain other matters as set forth herein;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.    Registration Rights.    The Company covenants and agrees as follows:

1.1    Definitions.    For purposes of this Section 1:

(a)    The term “Act” means the Securities Act of 1933, as amended.

(b)    The term “Form F-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c)    The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof; provided, however, that the Common Holders shall not be deemed to be Holders for purposes of Sections 1.4 and 1.12.

(d)    The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Shares where the shares are subsequently traded primarily on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another comparable exchange or marketplace approved by the Board of Directors of the Company (the “Board of Directors”).

(e)    The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(f)    The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g)    The term “Registrable Securities” means (i) the Common Shares issuable or issued upon conversion of the Preferred Shares, (ii) the 17,900,000 Common Shares issued to the Common Holders; provided, however, that such Common Shares shall not be deemed Registrable Securities for the purposes of Sections 1.4, 1.12, 2.1 and 2.2 and (iii) any Common Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

(h)    The number of shares of Registrable Securities outstanding shall be determined by the number of Common Shares outstanding that are, and the number of Common Shares issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(i)    The term “Rule 144” shall mean Rule 144 under the Act.

(j)    The term “Rule 144(k)” shall mean subsection (k) of Rule 144 under the Act.

(k)    The term “SEC” shall mean the Securities and Exchange Commission.

1.2    Request for Registration.

(a)    Subject to the conditions of this Section 1.2, if the Company shall receive at any time after six (6) months after the effective date of the Initial Offering, a written request from the Holders of fifty percent (50%) or more of the Registrable Securities then outstanding and held by the Investors (for purposes of this Section 1.2, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with anticipated aggregate proceeds of at least $7,500,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all known Holders, and subject to the limitations of this Section 1.2, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b)    If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that (i) in no event shall any Registrable Securities held by an Investor be excluded from such underwriting unless all other securities and Registrable Securities held by Common Holders are first excluded and (ii) in no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. For purposes of the second preceding sentence concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

(c)    The Company shall not be required to effect a registration pursuant to this Section 1.2:

(i)    in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii)    after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective (and have not been subject to a “stop order” or otherwise withdrawn); or

(iii)    during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iv)    if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form F-3 pursuant to Section 1.4 hereof; or

(v)    if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Shares being registered are Common Shares issuable upon conversion of debt securities that are also being registered).

1.3    Company Registration.

(a)    If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Shares being registered are Common Shares issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(b)    Right to Terminate Registration.    The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c)    Underwriting Requirements.    In connection with any offering involving an underwriting of the Company’s shares, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole reasonable discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other shareholders’ securities are first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders.

1.4    Form F-3 Registration.    In case the Company shall receive from the Holders of Registrable Securities (for purposes of this Section 1.4, the “Initiating Holders”) a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders, and

(b)    use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

(i)    if Form F-3 is not available for such offering by the Holders;

(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000;

(iii)    if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.4, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Shares being registered are Common Shares issuable upon conversion of debt securities that are also being registered);

(iv)    if the Company has, within the twelve (12) month period preceding the date of such request, already effected one registration on Form F-3 for the Holders pursuant to this Section 1.4; or

(v)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance except as may be required by the Act.

(c)    If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).

(d)    Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

1.5    Obligations of the Company.    Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b)    prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c)    furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)    use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)    notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)    cause all such Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(h)    provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 1, the Company shall be entitled to postpone or suspend, for a reasonable period of time (provided that such right shall be exercised by the Company not more than once in any twelve (12) month period) the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would:

(i)    in the good faith judgment of the Board of Directors, materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board of Directors has authorized negotiations;

(ii)    in the good faith judgment of the Board of Directors, materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii)    in the good faith judgment of the Board of Directors, require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its shareholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 1.5. the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days during which the effectiveness of such registration statement was suspended.

1.6    Information from Holder.    It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.7    Expenses of Registration.    All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders as a group (not to exceed $50,000 for each registration made pursuant to Section 1.2 and not to exceed $10,000 for each registration made pursuant to Sections 1.3 and 1.4) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities held by the Investors agree to forfeit their right to one demand registration pursuant to Section 1.2 and provided, however, that if at the time of such withdrawal, Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to such Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 or 1.4.

1.8    Delay of Registration.    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9    Indemnification.    In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”); (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)    To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 1.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this subsection 1.9(b) exceed the net proceeds from the offering received by such Holder.

(c)    Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties;

provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests (as reasonably determined by the indemnified party) between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d)    If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)    The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10    Reports Under the 1934 Act.    With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

(b)    file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, provided, however, that if the SEC has granted confidential treatment for any exhibits filed with any such filings, the Company need only provide to the Holders the redacted form of such exhibits as approved by the SEC, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11    Assignment of Registration Rights.    The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, retired partner or shareholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 4 of that certain Right of First Refusal and Co-Sale Agreement of even date herewith; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12    Limitations on Subsequent Registration Rights.    From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities held by the Investors, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.13    Termination of Registration Rights.    No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after five (5) years following the consummation of the Initial Offering or (ii) as to any Holder, such earlier time after the Initial Offering at which such Holder (A) can sell all shares held by it in compliance with Rule 144(k) or (B) holds one percent (1%) or less of the Company’s outstanding Common Shares and all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144.

2.    Covenants of the Company.

2.1    Delivery of Financial Statements.    The Company shall deliver to each Investor (or transferee of an Investor):

(a)    as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with United States generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter.

(c)    as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(d)    with respect to the financial statements called for in subsections (b) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

(e)    such other information relating to the financial condition, business or corporate affairs of the Company as the Investors may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (e) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2    Inspection.    The Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

2.3    Termination of Information and Inspection Covenants.    The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect when the Initial Offering is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

2.4    Right of First Offer.    Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Investor and Common Holder (each a “Participating Investor”) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, the term Participating Investor includes any general partners and affiliates of an Investor. A Participating Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of the Company’s shares (“Shares”), the Company shall first make an offering of such Shares to each Participating Investor in accordance with the following provisions:

(a)    The Company shall deliver a notice in accordance with Section 3.5 (“Notice”) to the Participating Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

(b)    By written notification received by the Company within ten (10) calendar days after receipt of the Notice, each Participating Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Registrable Securities issued and held by such Participating Investor bears to the total number of Common Shares then outstanding (assuming full conversion of the Preferred Shares then outstanding, but excluding any options, warrants or other securities convertible into Common Shares). The Company shall promptly, in writing, inform each Participating Investor that elects to purchase all the shares available to it (a “Fully-Exercising Investor”) of any other Participating Investor’s failure to do likewise. During the five (5) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which Participating Investors were entitled to subscribe but which were not subscribed for by the Participating Investors that is equal to the proportion that the number of shares of Registrable Securities issued and held by such Fully-Exercising Investor bears to the total number of Common Shares then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding).

(c)    If all Shares that Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Participating Investors in accordance herewith.

(d)    The right of first offer in this Section 2.4 shall not be applicable to (i) the issuance or sale of up to 6,100,000 Common Shares (or options therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors; (ii) the issuance of securities pursuant to an Initial Offering, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) the issuance and sale of Series A Preferred Shares pursuant to the Series A Agreement, (vi) the issuance of securities that, with unanimous approval of the Board of Directors, are not offered to any existing shareholder of the Company, (vii) the issuance of securities as an equity component in connection with a debt financing, provided such issuance is for other than primary equity financing purposes and provided further that, at the time of such issuance, the aggregate of such issuance and similar issuances in the preceding twelve (12) months do not exceed 1% of the outstanding Common Shares or (viii) the issuance of securities in connection with the consummation of a strategic transaction. In addition to the foregoing, the right of first offer in this Section 2.4 shall not be applicable with respect to any Participating Investor and any subsequent offering of Shares if (i) at the time of such offering, the Participating Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (ii) such offering of Shares is otherwise being offered only to accredited investors.

(e)    The rights provided in this Section 2.4 may not be assigned or transferred by any Participating Investor; provided, however, that a Participating Investor that is a venture capital fund may assign or transfer such rights to an affiliated venture capital fund and provided further, that the affiliated venture capital fund executes the necessary documents to become party to the same agreements as those previously governing the rights and obligations of the Participating Investor.

(f)    The covenants set forth in this Section 2.4 shall terminate and be of no further force or effect upon the consummation of the sale of securities pursuant to a bona fide, firmly underwritten public offering of Common Shares registered under the Act.

2.5    Employee Agreements.    Unless approved by the Board of Directors, all future employees of the Company who shall purchase, or receive options to purchase, Common Shares following the date hereof shall be required to execute stock purchase or option agreements providing for (i) vesting of shares over a four (4) year period with the first 25% of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following 36 months thereafter and (ii) a 180-day lockup period in connection with the Company’s initial public offering. The Company shall retain a right of first refusal on transfers until the Initial Offering and the right to repurchase unvested shares at cost.

2.6    Termination of Certain Covenants.    The covenants set forth in Section 2.5 shall terminate and be of no further force or effect upon the consummation of the sale of securities pursuant to a bona fide, firmly underwritten public offering of Common Shares registered under the Act.

3.    Miscellaneous.

3.1    Successors and Assigns.    Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2    Governing Law.    This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. Without limiting the right of any party to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby or thereby (an “Action”) in the courts of other jurisdictions, each party hereto irrevocably submits in any Action to the jurisdiction of any New York State or Federal court sitting in New York City (“New York Courts”). Each party further agrees that, in the case of any Action instituted by either such party, the New York Courts shall have exclusive jurisdiction thereof, and each party may not institute an Action in any forum other than the New York Courts. Each party hereto consents to venue in the New York Courts and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any Action therein. Each party agrees that the summons and complaint or any other process in any Action may be served by notice given in accordance with Section 3.5, or as otherwise permitted by law.

3.3    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with a internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 3.5).

3.6    Expenses.    If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7    Entire Agreement: Amendments and Waivers.    This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement (other than Section 2.1, Section 2.2, Section 2.3 and Section 2.4) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities, including the written consent of the holders of a majority of the Registrable Securities then held by the Investors. The provisions of Section 2.1, Section 2.2 and Section 2.3 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then held by the Investors. The provisions of Section 2.4 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then held by Participating Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

3.8    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

3.9    Aggregation of Shares.    All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

ELONG, INC.

/s/ Justin Yue Tang

By:	Justin Yue Tang

Name:

Title:	Chairman & CEO

Address:	Suite 604, Union Plaza 20 Chao Yang Men Wai Avenue Beijing, China

SlGNATURE PAGE TO INVESTORS’ RIGHTS

AGREEMENT FOR ELONG, INC.

INVESTORS:

TIGER TECHNOLOGY PRIVATE INVESTMENT PARTNERS, L.P.

By:	Tiger Technology PIP Performance, L.L.C., its General Partner

By:	/s/ Scott Shleifer

Name:	Scott Shleifer
Title:	Managing Director

Address:	101 Park Avenue, 48th Floor New York, NY 10178

SIGNATURE PAGE TO INVESTORS’ RIGHTS

AGREEMENT FOR ELONG, INC.

INVESTORS (cont.):

TIGER TECHNOLOGY II, L.P.

By:	Tiger Technology Performance, L.L.C., its General Partner

By:	/s/ Scott Shleifer
Name:	Scott Shleifer
Title:	Managing Director

Address:	Walker House, P.O. Box 908GT George Town, Grand Cayman Cayman lslands

SIGNATURE PAGE TO INVESTORS’ RIGHTS

AGREEMENT FOR ELONG, INC.

INVESTORS (cont.):

BLUE RIDGE LIMITED PARTNERSHIP

By:	JAG Holdings LLC, General Partner

By:	/s/ Richard S. Bello

Name:	Richard S. Bello
Title:	Managing Director

Address:

RMG HOLDINGS, LLC

By:	/s/ Richard M. Gerson

Name:	Richard M. Gerson
Title:	Managing Director

Address:

SIGNATURE PAGE TO INVESTORS’ RIGHTS

AGREEMENT FOR ELONG, INC.

COMMON HOLDERS

Billable Development, Ltd.

By:	/s/ Zhong Xiaojian

Name:	Zhong Xiaojian

Title:

Address:

/s/ Lawrence Auriana
Lawrence Auriana
Address:

/s/ Peter Lerner
Peter Lerner
Address:

Ira S. Nordlicht and Helen S. Scott JTWROS

By	/s/
Name:
Address:

/s/ Justin Yue Tang
Justin Yue Tang
Address:	Suite 604, Union Plaza 20 Chao Yang Men Wai Avenue Beijing, China 100020

SIGNATURE PAGE TO INVESTORS’ RIGHTS

AGREEMENT FOR ELONG, INC.